CREDIT LINE AGREEMENT

Principal – Credit Limit	Loan Date	Maturity
$370,000	Revolving	September 15, 2013

Borrower:	Anoteros, Inc.	Lender:	South Bay Capital
	24328 Vermont Avenue, #300		28 Vermont Avenue, #300
	Harbor City, CA 90710		Harbor City, CA 90710

CREDIT LIMIT:                      $370,000
EFFECTIVE DATE:                SEPTEMBER 15, 2011

Introduction.  This Credit Line Agreement ("Agreement") governs Borrower's line of credit line (the "Credit Line" or the "Credit Line Account") issued by South Bay Capital (“Lender”). Borrower and Lender hereby acknowledge and memorialize those certain advances against the Credit Line as specifically set forth on Schedule A hereto, which have been previously advanced pursuant to a verbal understanding. Both Borrower and Lender further acknowledge and agree that all previous amounts advanced shall be governed by the terms and conditions of this Agreement and any and all previous understandings, verbal or otherwise, shall be void and this Line of Credit Agreement shall govern the terms and conditions under which funds have been and will be advanced pursuant to the this Line of Credit Agreement. In this Agreement, the word "Borrower," "you," "your," and "Applicant," means each and every person who signs this Agreement, including all Borrowers named above. The words "we," "us," "our," "Beneficiary," and "Lender," mean South Bay Capital.

Borrower agrees to the following terms and conditions:

Promise to Pay.  Borrower promises to pay South Bay Capital, or to order, the total of all credit advances, together with all costs and expenses for which Borrower is responsible under this Agreement.  Borrower will pay Borrower's Credit Line according to the payment terms set forth below.

Term.  The term of Borrower's Credit Line will begin as of the date of this Agreement ("Opening Date") and will continue until September 15, 2013, ("Maturity Date"). All indebtedness under this Agreement, if not already paid pursuant to the payment provisions below, will be due and payable upon maturity.  The draw period of Borrower's Credit Line will begin on the date hereof. Borrower may obtain credit advances during this period ("Draw Period").  Borrower agrees that Lender may renew or extend the period during which Borrower may obtain credit advances or make payments.

Renewal or Extension.  Borrower further agrees that Lender may renew or extend Borrower's Credit Line Account, at or prior to the Maturity Date.  Any renew or extension of this Credit Line may be subject to an Annual Percentage Rate increase.

Repayment; Conversion.  All outstanding principal and accrued interest hereunder shall be repaid as follows, at the option of the Lender: (i) in cash upon the Maturity Date; or, (ii) the Lender shall have the right, but not the obligation, at any time, to convert all or any portion of the outstanding principal amount and accrued interest into fully paid and non-assessable shares of Borrower's Common Stock at the Conversion Price, as defined below. The “Conversion Price” shall be equal to seventy-five percent (75%) of the average of the closing price of the Common Stock during the thirty (30) trading days immediately preceding the Conversion Date, with the number of shares of Common Stock to be issued upon each conversion hereunder shall be determined by dividing that portion of the principal and accrued interest to be converted by the then applicable Conversion Price. Otherwise, Borrower's Credit Line is payable in full upon maturity in a single balloon payment and upon maturity Borrower must pay the entire outstanding principal, interest and any other chargers then due.

Previous Advances. Lender and Borrower agree and acknowledge that such funds as specifically set forth on Schedule A hereto have been previously advanced to the Borrower and shall be included and applied to the total Credit Line available hereunder and the available Credit Line available as of the Effective Date of this Agreement shall be reduced to include all such previously advanced amounts.

How Borrower's Payments Are Applied. Unless otherwise agreed or required by applicable law, payments and other credits will be applied to interest through the end of the month when any payment is made, then to charges or fees, and then to the unpaid principal balance.

Receipt of Payments.  All such payments shall be is U.S. dollars and must be received by Lender at the remittance address shown above, unless Borrower is notified of such other address. Payments received at that address prior to 1:00 p.m. on any business day will be credited to the Credit Line as of the date received.  If Lender receives payments at other locations, such payments will be credited to the Credit Line, but crediting may be delayed for up to five (5) days after receipt.

Credit Limit. This Agreement covers a revolving line of credit for the principal amount of Three Hundred Seventy Thousand & 00/100 Dollars ($370,000), which will be Borrower's "Credit Limit" under this Agreement.  Borrower may borrow against the Credit Line, repay any portion of the amount borrowed, and re-borrow up to the amount of the Credit Limit.  Borrower's Credit Limit is the maximum amount Borrower may have outstanding at any one time.  Borrower agrees not to attempt, request, or obtain a credit advance that will make Borrower's Credit Line Account balance exceed Borrower's Credit Limit.  Borrower's Credit Limit will not be increased should Borrower overdraw Borrower's Credit Line Account. If Borrower exceeds Borrower's Credit Limit, Borrower agrees to repay immediately the amount by which Borrower's Credit Line Account exceeds Borrower's Credit Limit, even if Lender has not yet billed Borrower.

Effective Disbursement Date.  The words "Effective Disbursement Date" as used in this Agreement mean a date, after the Effective Date, when this Agreement is accepted by Lender in the State of California. Borrower agrees and understands that Borrower may not receive any credit further advance under Borrower's Credit Line until after the Effective Disbursement Date of this Agreement.

Credit Advances. At any time or times prior to the Maturity Date, Borrower may request, by written notice to Lender, advances hereunder (each, an “Advance”) up to the maximum principal amount hereof, and Lender shall make such amounts available to Borrower in immediately available funds no later than five (5) business days after the date of such request.

No Periodic Statements.  Lender will not send Borrower any periodic statements. However, upon request, Lender will provide a periodic statement. It will show, among other things, credit advances, other charges, payments made, other credits, and the total pay-off amount.

Interest Rate. Interest shall accrue on the outstanding principal balance hereof, up to and including the maximum amount available under the Credit Line, at an annual rate of 8%. Notwithstanding anything to the contrary herein, the liability of Borrower for payment of interest under this Agreement shall not exceed the maximum amount permitted by law, and if any payment by Maker includes interest in excess of such maximum amount, Lender shall apply such excess to the reduction of principal or, if none is due, such excess shall be refunded to Borrower. Interest shall be computed on the basis of a 360-day year.

Late Charge.  In addition to our rights upon default, Borrower's payment will be late if it is not received by us within 30 days after the "Maturity Date".  If Borrower's payment is late a late fee equal 1% of the balance due will be charged to Borrower.

Right to Credit Advances.  After the Effective Disbursement Date, we will honor Borrower's requests for credit advances up to Borrower's Credit Limit so long as:  (A) Borrower is not in default under the terms of this Agreement; (B) this Agreement has not been terminated or suspended; and (C) Borrower's Credit Line has not been cancelled as provided herein.

Default.  We may declare Borrower to be in default if any one or more of the following events occur: (A) Borrower fails to make any pay when due; (B) Borrower makes an assignment or sale of substantially all of its assets; (C) Borrower violates any provision of this Agreement; (D) any garnishments, attachment, or execution is issued against any material asset owned by Borrower; (E) Borrower exceeds Borrower's Credit Limit; or (H) Borrower files for bankruptcy or other insolvency relief, or an involuntarily petition under the provisions of the Bankruptcy Code is filed against the Borrower.

Lender's Rights.  If Borrower is in default, we may terminate or suspend Borrower's Credit Line Account without prior notice.  However, Lender will notify Borrower in writing of Lender’s action as soon as possible.

Suspension.  If we terminate Borrower's Credit Line, Borrower will lose the right to obtain further credit advances.  However, all other terms of this Agreement will remain in effect and be binding upon Borrower.

Prepayment.  Borrower may repay all or any amount owing under this Credit Line at any time without penalty, except Lender will be entitled to receive all accrued interest, if any. Borrower agrees not to send us payments marked "paid in full", "without recourse", or similar language.  If Borrower sends such a payment, Lender may accept it without losing any of Lender’s rights under this Agreement, and Borrower will remain obligated to pay any further amount owed to Lender.  All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to Lender at the address listed above.

Notices.  All notices will be sent to the address as shown above.  Notices will be mailed to Borrower at a different address if Borrower gives Lender written notice of a different address.   Borrower agrees to advise Lender promptly if Borrower changes Borrower's mailing address.

Transfer or Assignment.  Borrower's rights under this Agreement belong to Borrower only and may not be transferred or assigned.

Jury Waiver.  Lender and Borrower hereby waive the right to any jury trail in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other.

Governing Law.  This Agreement will be governed by and interpreted in accordance with federal law and the laws of the State of California.  This Agreement has been accepted by Lender in the State of California.

Choice of Venue.  If there is a lawsuit, Borrower agrees upon Lender’s request to submit to the jurisdiction of the courts of Los Angeles County, State of California.

Caption Headings.  Caption headings in this Agreement are for convenience purposes only and are not to be used to interpret or define the provisions of this Agreement.

Interpretation.  Borrower agrees that this Agreement is the best evidence of Borrower's agreements with Lender. If Lender goes to court for any reason, Lender can use a copy, filmed or electronic, of any periodic statement, this Agreement, the security agreement or any other document to prove what Borrower owes Lender or that a transaction has take place.  The copy, microfilm, microfiche, or optical image will have the same validity as the original.  Borrower agrees that, except to the extent Borrower can show there is a billing error; Borrower's most current periodic statement is the best evidence of Borrower's obligation to pay.

Severability.  If a court finds that any provision of this Agreement is not valid or should not be enforced, that fact by itself will not mean that the rest of this Agreement will not be valid or enforced.  Therefore, a court will enforce the rest of the provisions of this Agreement even if a provision of this Agreement may be found to be invalid or unenforceable.

[SIGNATURE PAGE FOLLOWS]

BORROWER

ANOTEROS, INC.

Dated:           October 7, 2011                                                              /s/ Michael J. Sinnwell, Jr.
By: Michael J. Sinnwell, Jr.
Its: President and CEO

LENDER

SOUTH BAY CAPITAL

Dated:           September 15, 2011                                                        /s/ J.R. Munoz
By: J.R. Munoz
Its: President

SCHEDULE A

Previous Credit Advances

DATE OF PREVIOUS ADVANCE	ADVANCE AMOUNT
06/03/2011	$30,000.00
06/17/2011	$40,000.00
08/01/2011	$10,000.00
08/18/2011	$5,000.00
08/18/2011	$7,000.00
09/02/2011	$4,000.00
09/06/2011	$25,000.00

TOTAL	$121,000